Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-effective Amendment No. 1 to the Registration Statement (Form S-8) of Magnera Corporation’s (formerly Glatfelter Corporation) 2024 Omnibus Incentive Plan and Glatfelter Corporation’s 2022 Long-Term Incentive Plan of our report dated May 8, 2024, with respect to the combined financial statements of Spinco, included in Glatfelter Corporation’s Registration Statement (Form S-4 No. 333-281733) and incorporated by reference in Magnera Corporation’s Current Report on Form 8-K dated November 4, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

November 4, 2024